SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant    [_]

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[_]	Preliminary Proxy Statement

[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14A-6(E)(2))

[X]	Definitive Proxy Statement

[_]	Definitive Additional Materials

[_]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

INSIGNIA SYSTEMS, INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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6470 Sycamore Court North, Maple Grove, MN 55369

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
September 14, 2004

TO THE SHAREHOLDERS OF INSIGNIA SYSTEMS, INC.:

        NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders of Insignia Systems, Inc. (the “Company”), a Minnesota corporation, will be held on Tuesday, September 14, 2004, at 9:00 a.m., Central Time, at the Company’s corporate office, 6470 Sycamore Court North, Maple Grove, Minnesota, for the following purposes:

1.	To approve: (a) the proposed sale of up to 3,785,800 shares of the Company’s Common Stock by the Company to a group of institutional investors in a private placement, and (b) the issuance of a warrant to purchase up to 189,290 additional shares to the Company’s placement agent, which require shareholder approval under Nasdaq rules for continued listing of the Company’s shares on Nasdaq.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        The Board of Directors has fixed the close of business on July 22, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors
Denni Jo Lester Secretary

Maple Grove, Minnesota
July 28, 2004

        ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ABOVE PROPOSAL.

        INCLUDED WITH THESE PROXY MATERIALS, AND INCORPORATED HEREIN, ARE (1) THE COMPANY’S FORM 10-K AND FORM 10-K/A FOR THE YEAR ENDED DECEMBER 31, 2003, (2) FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2004, AND (3) FORM 8-K, DATED JULY 21, 2004, WHICH INCLUDES THE FINANCIAL RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2004. FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2004 IS EXPECTED TO BE AVAILABLE ON THE COMPANY’S WEB SITE AT www.insigniasystems.com ON OR ABOUT AUGUST 4, 2004. SHAREHOLDERS ARE ENCOURAGED TO REVIEW THIS INFORMATION TOGETHER WITH THESE PROXY MATERIALS.

____________________________________________

PROXY STATEMENT

        This Proxy Statement is furnished to the shareholders of Insignia Systems, Inc. in connection with the Board of Directors’ solicitation of proxies to be voted at the Special Meeting of Shareholders to be held on September 14, 2004 or any adjournment thereof (the “Meeting”). The mailing of this Proxy Statement to shareholders commenced on or about July 28, 2004. The Company’s principal offices are located at 6470 Sycamore Court North, Maple Grove, Minnesota 55369.

        All expenses in connection with solicitation of proxies will be borne by the Company. The Company will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone, by telegraph or by mail. In addition, the Company may retain a proxy solicitation firm to aid in the solicitation of proxies.

        Any proxy may be revoked at any time before it is voted by written notice, mailed or delivered to the Secretary of the Company, or by revocation in person at the Meeting; but if not so revoked, the shares represented by such proxy will be voted in the manner directed by the shareholder. If no direction is made, proxies received from shareholders will be voted “for” the proposals set forth in the Notice of Meeting.

        The Company has 12,475,625 shares of Common Stock, par value $.01 per share (the “Common Stock”) outstanding and entitled to vote at the Meeting. Each share of Common Stock is entitled to one vote. Only shareholders of record at the close of business on July 22, 2004 are entitled to vote at the meeting and at any continuation or adjournment thereof. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Shares of Common Stock do not have preemptive rights.

        Under the Company’s Bylaws and Minnesota law, the Proposal to be acted upon at the Meeting (described below) must be approved by the vote of a majority of the shares present at the Meeting in person or by proxy and entitled to vote on the matter, provided a quorum is present. Abstentions will have the same effect as a vote against the Proposal. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those broker “non-votes” will be considered as present for purposes of determining a quorum, but will not be considered entitled to vote on the matter, and thus will have no effect on the outcome.

PROPOSAL FOR SHAREHOLDER APPROVAL

Overview

        The shareholders will be requested at the Meeting to approve a proposal (the “Proposal”) for the sale of up to 3,785,800 shares of Common Stock to Special Situations Fund III, L.P., and its affiliated funds (collectively, “SSF”), pursuant to a private placement by the Company of its common stock to SSF, and the issuance of a warrant to purchase up to 189,290 shares to the Company’s placement agent, Craig-Hallum Capital Group LLC (“Craig-Hallum”) (collectively, the “Financing”). Because the number of shares that may be issued are more than 20% of the Company’s outstanding shares, and may be deemed to result in a change of control under Nasdaq Marketplace Rules, shareholder approval of the Proposal is required to satisfy those rules and allow for the Company to retain its listing on the Nasdaq SmallCap market.

        If the Proposal is approved, the Company will receive proceeds, before expenses, of $2,500,000 to $5,000,120, that will be used for working capital and general corporate purposes.

The Financing

        On May 20, 2004, the Company’s Board of Directors approved a Purchase Agreement providing for the sale by the Company in a private placement to SSF of a minimum of 2,000,000 shares of Common Stock (the “Initial Shares”), at $1.25 per share, for a total minimum purchase price of $2,500,000. The Purchase Agreement grants SSF an option to purchase an additional 1,785,800 shares (the “Option Shares”), in whole but not in part, for $1.40 per share for a period of 15 months beginning on the date of the closing of the initial purchase, for a total additional purchase price of $2,500,120. If the shareholders approve the Proposal at the Meeting, the closing of the initial purchase is currently expected to occur on September 15, 2004, and SSF’s option would then continue through December 15, 2005. The Purchase Agreement also grants to the Company an option to sell the Option Shares to SSF if SSF has not previously exercised its option to purchase. The Company’s option becomes exercisable two months after the effective date of the Company’s registration with the Securities and Exchange Commission (“SEC”) of SSF’s resale of the shares, and continues for the same 15-month period as SSF’s option. However, the Company’s option is only exercisable if the closing bid price of the Company’s Common Stock, as reported on Nasdaq, equals or exceeds $2.80 for 20 consecutive trading days prior to the date of exercise of the option.

        On May 20, 2004, the closing sale price of the Company’s Common Stock on the Nasdaq SmallCap Market was $1.32 per share. On July 26, 2004, the closing sale price was $1.43 per share.

        The Company retained Craig-Hallum to represent it in connection with the private placement. Pursuant to the agreement between the Company and Craig-Hallum, the Company will pay Craig-Hallum a transaction fee of 5% of the total selling price of all of the shares sold to SSF, plus Craig-Hallum’s actual out-of-pocket expenses up to $50,000. In addition, the Company will grant to Craig-Hallum a warrant to purchase shares equal to 5% of the shares sold to SSF, with an exercise price equal to 115% of the price paid by SSF. If all 3,785,800 shares are sold to SSF in the Financing, Craig-Hallum will receive a warrant to purchase 189,290 shares. The warrant will have an exercise price of $1.52 per share, and will be exercisable for a period of five years.

        In connection with the Financing, the Company has agreed to register with the SEC the resale of the shares by SSF and Craig-Hallum. The Company is required to file the registration statement with the SEC within 30 days after the closing of the sale of the Initial Shares, and use commercially reasonable efforts to cause the registration statement to become effective as soon as feasible thereafter. If the registration statement is not filed within the 30-day period, or if it is not declared effective by the SEC within 60 days after the day of filing, then SSF will be entitled to receive from the Company, as liquidated damages, an amount equal to 1% of the amount invested by SSF for each 30-day period following the date by which the registration statement should have been filed, or become effective, respectively. Upon effectiveness of the registration statement, SSF’s shares will be freely tradable by SSF.

        At the time the Financing was negotiated, neither SSF nor its affiliated funds nor Craig-Hallum were affiliates of the Company or the Company’s officers and directors.

Reasons for the Financing

        The principal purpose of the Financing is to obtain funds for working capital. The Company had a net loss of $4,252,000 for the year ended December 31, 2003, and a net loss of $3,601,000 (unaudited) for the six months ended June 30, 2004. The loss was due to a significant decrease in net sales, a significant decrease in gross profit, significant legal fees and a non-cash impairment of goodwill of $960,000 relating to a prior acquisition. The significant decrease in net sales was primarily due to a significant reduction in the number of POPSign programs sold to customers (consumer packaged goods manufacturers) during the first six months of 2004 compared to the same period last year. The quantity of POPSign programs varies depending on customers’ buying habits, which do not follow a consistent pattern. The customers buying in any given quarter vary from period to period. Sales of POPSigns declined on a quarter to prior year quarter basis beginning in the fourth quarter of 2003 and continuing through the second quarter of 2004. We currently expect the third quarter of 2004 will also have lower revenues than the prior fiscal year. However, the trend of POPSign sales during 2004 has increased from the first quarter of 2004 to the second quarter of 2004 and is expected to increase from the second quarter to the third quarter of 2004 based on customer orders for the third quarter. The decrease in gross profit is due to increased amounts due to retailers and the effect of fixed costs on significantly lower POPSign program revenues. The Company is currently involved in major litigation with one of its competitors, and spent $1,068,000 on legal fees and expenses on the litigation during the six months ended June 30, 2004. Although the Company had cash of $4,526,000 (unaudited) on June 30, 2004, the Company needs an additional cash infusion to continue to operate at existing levels until the litigation is concluded.

        The Company will receive net proceeds from the sale of the Initial Shares of approximately $2,236,000, after deducting $264,000 in estimated expenses payable by the Company. If either the Company or SSF exercises its option and the Option Shares are sold, the Company will receive total net proceeds from the Financing of approximately $4,560,000, after deducting $440,000 in estimated expenses payable by the Company. All of the net proceeds received by the Company will be used for working capital and general corporate purposes.

        Statements made in this proxy statement which are not statements of historical or current facts are “forward looking statements,” which involve risks, uncertainties and other factors which may cause the actual results of performance of the Company to be materially different from the forward looking statements. These risks and uncertainties are described in the Company’s SEC reports included with this proxy statement.

Dilutive Impact

        The issuance of the shares pursuant to the Financing will be dilutive to existing shareholders with respect to their percentage ownership and voting power. Assuming that both the Initial Shares and the Option Shares are issued by the Company, a holder of 100,000 shares of Common Stock will have his or her share ownership percentage reduced from 0.8% to 0.6%, with a corresponding reduction in voting power.

        As of June 30, 2004, the Company’s net tangible book value was $3,848,000 (unaudited), or $0.31 per share of common stock. Net tangible book value per share represents the amount of the Company’s total tangible assets, reduced by the amount of total liabilities, divided by the number of shares of common stock outstanding. As of June 30, 2004, the Company’s net tangible book value, as further adjusted for the sale of 3,785,800 shares to SSF, and after deducting estimated expenses of $440,000, payable by the Company in connection with the Financing, would have been $0.52 per share. This represents an immediate increase of $0.21 per share to existing shareholders, and an immediate decrease of $0.80 per share to SSF from a blended price of $1.32 per share payable in the Financing. The above dilution calculations do not measure the dilutive impact that will result from exercise by Craig-Hallum of its warrant.

Need for Shareholder Approval

        Nasdaq Marketplace Rule 4350(i)(1)(B) requires each company listed on Nasdaq to obtain shareholder approval prior to the issuance of common stock, or securities convertible into or exercisable for common stock, that would result in a change of control of the company (the “Change of Control Rule”). As currently applied, the Change of Control Rule applies if any person or group of related persons would own 20% or more of the common stock after the transaction, subject to certain inapplicable exceptions. After giving effect to the issuance of the Initial Shares and the Option Shares to SSF in the Financing, SSF would own approximately 23% of the Company’s Common Stock outstanding after the issuance. Therefore, the Company must obtain shareholder approval for the issuance of the Initial Shares and the Option Shares under the Change of Control Rule to retain its listing on Nasdaq.

        In addition to the Change of Control Rule, Nasdaq Marketplace Rule 4350(i)(1)(D)(ii) requires each company listed on Nasdaq to obtain shareholder approval prior to the issuance by the company of common stock, or securities convertible into or exercisable for common stock, equal to 20% or more of the common stock outstanding before the issuance, at a price less than the greater of book or market value of the stock (the “Below Market Issuance Rule”). Based on consultations with Nasdaq, we do not believe the Below Market Issuance Rule applies to the Financing. However, if it did apply, approval of the Financing by the shareholders under the Change of Control Rule would be deemed to constitute shareholder approval of the Financing under the Below Market Issuance Rule as well.

Voting Agreements

        Scott F. Drill, CEO, and W. Robert Ramsdell, a director, who collectively currently hold Common Stock representing approximately 8.7% of our outstanding Common Stock, excluding shares issuable upon exercise of outstanding options, have agreed with SSF to vote all shares of Common Stock over which they exercise voting power in favor of approval of the Proposal.

Required Vote

        The Proposal must be approved by the vote of a majority of the Shares present at the Meeting in person or by proxy and entitled to vote on the matter, provided a quorum is present. Abstentions will have the same effect as a vote against the Proposal. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on the Proposal, those broker non-votes will be considered as present for purposes of determining a quorum, but will not be considered entitled to vote on the matter, and thus will have no effect on the outcome of the Proposal.

Recommendation

        THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL IS IN THE BEST INTERESTS OF THE COMPANY AND RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSAL.

SECURITY OWNERSHIP OF
PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table presents information provided to the Company as to the beneficial ownership of Common Stock as of May 31, 2004 (i) by persons known to the Company to hold 5% or more of such stock, (ii) each of the directors of the Company, (iii) each of the executive officers whose compensation in 2003 exceeded $100,000, and (iv) by all current officers and directors as a group. Beneficial ownership includes shares available for purchase under warrants or options which are either currently exercisable or which become exercisable within 60 days after May 31, 2004.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Shares
5% Shareholders
W. Robert Ramsdell	946,550	(1)	7.6%
6470 Sycamore Court North
Maple Grove, MN 55369

Perkins Capital Management, Inc.	933,349	(2)	7.5%
730 East Lake Street
Wayzata, MN 55391

Perkins Opportunity Fund	725,000	(2)	5.8%
730 East Lake Street
Wayzata, MN 55391

Directors and Executive Officers

Gary L. Vars	294,121	(3)	2.3%

Scott F. Drill	280,021	(4)	2.2%

Thomas N. Wilkolak	51,001	(5)	*

Gordon F. Stofer	29,976	(6)	*

Denni J. Lester	22,751	(7)	*

Donald J. Kramer	22,500	(8)	*

All current Directors and Officers as a Group (7 persons)	1,646,920	(9)	12.7%

____________________
*	Indicates less than one percent.
(1)	Includes 25,000 shares subject to options which are currently exercisable. Mr. Ramsdell is also a director.
(2)	Perkins Opportunity Fund is affiliated with Perkins Capital Management, Inc.
(3)	Includes 220,001 shares subject to options and 15,000 shares subject to warrants which are currently exercisable, and 4,650 shares owned by Mr. Vars’ spouse, as to which he disclaims beneficial ownership.
(4)	Includes 120,001 shares subject to options which are currently exercisable and 80,000 shares held in a Family Limited Partnership.
(5)	Includes 50,001 shares subject to options which are currently exercisable.
(6)	Includes 25,000 shares subject to options which are currently exercisable.
(7)	Includes 21,666 shares subject to options which are currently exercisable.
(8)	Consists of 22,500 shares subject to options which are currently exercisable.
(9)	Includes 484,169 shares subject to options and 15,000 shares subject to warrants currently exercisable by officers and directors of the Company, 80,000 shares held in a family limited partnership of an officer, and 4,650 shares held by the spouse of another officer.

OTHER BUSINESS

        Management of the Company knows of no matters other than the foregoing to be brought before the Meeting. However, the enclosed proxy gives discretionary authority in the event any additional matters should be presented.

SHAREHOLDER PROPOSALS

        Proposals of shareholders of the Company intended to be presented at the Company’s next Annual Meeting of Shareholders must be sent to the Secretary of the Company at the above address. It is now anticipated that the next Annual Meeting will be held on May 18, 2005, and proxy materials for that meeting are expected to be mailed on or about April 4, 2005. In order for any shareholder proposals to be considered for inclusion in the Company’s Proxy Statement and Proxy Card relating to that meeting, the proposal must be submitted by December 3, 2004. If the proposal is submitted after that date but before February 18, 2005, it will not be included in the Company’s Proxy Card but may be referred to in the Proxy Statement in accordance with rules of the Securities and Exchange Commission. If the proposal is submitted after February 18, 2005, it will be considered untimely and not included in any of the Company’s proxy materials.

SPECIAL MEETING OF SHAREHOLDERS

Tuesday, September 14, 2004
9:00 a.m. Central Time

INSIGNIA SYSTEMS, INC.
6470 Sycamore Court North
Maple Grove, MN 55369

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6470 Sycamore Court North, Maple Grove, MN 55369	proxy

This proxy is solicited by the Board of Directors for use at the Special Meeting of Shareholders on September 14, 2004.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Item 1.

By signing the proxy, you revoke all prior proxies and appoint Scott F. Drill and Denni J. Lester, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting of Shareholders and all adjournments.

See reverse for voting instructions.

Please detach here

The Board of Directors Recommends a Vote FOR Item 1.

1.	To approve: (a) the proposed sale of up to 3,785,800 shares of the Company’s Common Stock by the Company to a group of institutional investors in a private placement, and (b) the issuance of a warrant to purchase up to 189,290 additional shares to the Company’s placement agent, which require shareholder approval under Nasdaq rules for continued listing of the Company’s shares on Nasdaq.	[ ] For	[ ] Against	[ ] Abstain

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
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